Exhibit 99.1

NEWS RELEASE

                                                                     CONTACT
                                                             David E. Bosher
                                                  Vice President & Treasurer
                                                              (804) 287-5685

                         CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                             FOURTH QUARTER AND YEAR-END RESULTS

RICHMOND, VA, August 1, 1996 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) today reported net income of $1.5 million, or $.19 per share, for its fourth quarter ended June 30, 1996. Net income for the same quarter of fiscal 1995 amounted to $2.7 million, or $.43 per share. There were 8,027,000 average outstanding shares for the fourth quarter of fiscal 1996, compared to 6,235,000 average outstanding shares for the same period of last year. The increase in shares outstanding reflects the shares issued in the Company's secondary offering completed on November 7, 1995.

Sales for the fourth quarter of fiscal 1996 were $91.8 million, up 19% from sales of $77.2 million for the same period of fiscal 1995. This increase was attributable to both internal growth and acquisitions. While publishing revenues were flat, printing and marketing revenues increased significantly. Printing sales increased 15%, driven by the recent acquisition of Lancaster Information Group and continued growth in the Company's financial communications, specialty packaging and magazine product lines. Marketing sales rose 24% as a result of the inclusion of sales from the acquisitions of The Software Factory and two direct marketing agencies as well as from increased revenues from interactive products. These increases were partially offset by declines in point-of-purchase and catalog design revenues.

The Company attributed the weakness in fourth quarter 1996 earnings, as compared to the same period of 1995, to several factors. First, profitability continued to be adversely affected by gross margin pressure related to inefficiencies and excess capacity at certain of its manufacturing facilities. Second, its publishing business group earnings were impacted by continued softness in the hobby and trading card collectibles markets. Third, direct marketing operating earnings declined from 1995 levels due to a business-mix transition from project-based sales to more stable, client-based relationships. Finally, profitability in the fourth quarter was further adversely impacted as a result of certain expenses associated with the Company's "unification" efforts and other related initiatives.

Income before extraordinary item for the fiscal year ended June 30, 1996 was $6.5 million, or $.87 per share, down from $7.5 million, or $1.21 per share, for fiscal 1995. After the extraordinary loss, net income for fiscal 1996 was $5.7 million, or $.76 per share. Average shares outstanding were 7,495,000 and 6,195,000 for 1996 and 1995, respectively. Sales for fiscal 1996 totaled $336.7 million, representing a 20% increase over the $279.6 million recorded last year.

                                            -more-


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Page 2

C. Stephenson Gillispie, Jr., president and chief executive officer, stated, "While we are clearly not satisfied with our fourth quarter and full-year results, the actions we have taken and the organizational changes we have made are beginning to have a positive impact. We are returning toward higher levels of profitability. Our earnings did improve compared to our third quarter and we've seen consistent improvement in operating performance month over month during our fourth quarter. We expect this improvement to continue into our first quarter and throughout fiscal 1997."

Mr. Gillispie continued,  "Cadmus has now completed a dramatic  organizational
transformation and  is  today  positioned  to  provide   customers  with  a
distinctive   array  of  graphic communications   and  marketing   solutions.
We  are   strategically   well-positioned   and operationally sound.  We look
forward to fiscal 1997 with enthusiasm and cautious optimism."

Cadmus Communications Corporation is a graphic communications company offering comprehensive, specialized products and services in three broad areas: printing, marketing, and publishing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.

                --------------------------------------------------------------



"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) seasonal changes in the demand for the Company's products, and (5) changes in the Company's product sales mix.

                            **(See attached financial highlights)**


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                      CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF INCOME
                            (In thousands, except per share data)
                                          (Unaudited)

                                             Three Months Ended                     Years Ended
                                                   June 30,                           June 30,
                                               1996          1995                 1996        1995
                                              -------      -------              ---------   ------
Net sales                                    $91,785      $77,175               $336,655   $279,641
                                              ------       ------               -------     -------

Operating expenses

    Cost of sales                             70,617       56,932               259,086     209,415
    Selling and administrative                16,793       14,664                61,204      52,172
                                              ------       ------               -------------------
                                              87,410       71,596               320,290     261,587
                                              ------       ------               -------     -------

Operating income                                4,375       5,579                16,365      18,054

Interest and other (income) expenses
         Interest                               1,372       1,288                 5,144       5,351
         Other, net                               672          59                   813          21
                                              --------     -------              ---------------------
                                                2,044       1,347                 5,957       5,372
                                               -------     -------              ---------------------

Income before income taxes and
  extraordinary item                            2,331       4,232                10,408      12,682

Income taxes                                      833       1,579                 3,904       5,203
                                             --------     -------             ---------   ---------

Income before extraordinary item                1,498       2,653                 6,504       7,479


Extraordinary loss on early
   extinguishment of debt,
   (net of income taxes of $487)                  -           -                    (795)         -
                                            -----------   ------                --------- -----------

Net income                                   $  1,498    $  2,653            $    5,709   $    7,479
                                              =======     =======             =========   ==========


Earnings per share:

      Income before
         extraordinary item                  $    .19    $    .43            $      .87   $     1.21

      Extraordinary loss on
         early extinguishment of
         debt, net of taxes                         -          -                   (.11)            -
                                            -----------  -----------          ---------- ------------

      Net income                             $    .19    $    .43            $      .76   $      1.21
                                            =========    =========           ===========  ===========


Weighted average number of common

   shares outstanding                           8,027       6,235                 7,495         6,195
                                              =======     =======             =========     =========

Cash dividends per common share              $    .05    $    .05            $      .20     $     .20
                                            =========    =========           ===========   ===========
